Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 128 to the Registration Statement (Form N-1A, No. 002-21789) of our reports dated October 29, 2015 on the financial statements and financial highlights of Deutsche Select Alternative Allocation Fund, Deutsche Diversified Market Neutral Fund, and Deutsche Strategic Equity Long/Short Fund (three of the Funds comprising Deutsche Market Trust), included in each Fund’s Annual Report for the fiscal year ended August 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 23, 2015